EXHIBIT 4.4

     No assignment of the Depositary Units evidenced by a Depositary Receipt will be registered on the books of Registrar and Transfer Company (the “Depositary”) or of American Real Estate Partners, L.P. (the “Partnership”) unless an Application for Transfer of Depositary Units has been executed and delivered by an assignee. An assignor of Depositary Units shall have no duty to an assignee with respect to the requirement of delivery of an executed transfer application in order for an assignee to obtain registration of transfer of the Depositary Units.

APPLICATION FOR TRANSFER OF DEPOSITARY UNITS

     The undersigned (the “Applicant”) hereby applies for transfer to the name of the Applicant of the Depositary Units evidenced by a Depositary Receipt.

     The Applicant (i) agrees to be bound by the terms and conditions of the Depositary Agreement (the “Depositary Agreement”) among the Partnership, the Depositary and American Property Investors, Inc. (the “General Partner”) and the Depositary Receipt, (ii) requests admission as a Substituted Limited Partner in the Partnership and agrees to comply with and be bound by and hereby executes the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), and the Depositary Agreement, (iii) represents and warrants that the Applicant has all right, power and authority necessary to enter into the Depositary Agreement and the Partnership Agreement, (iv) appoints the General Partner the Applicant's attorney to execute, swear to, acknowledge and file any document, including the Partnership Agreement, an amendment of the Partnership Agreement and the Certificate of Limited Partnership of the Partnership, necessary or appropriate for the Applicant’s admission as a Substituted Limited Partner in the Partnership and as a party to the Partnership Agreement, (v) makes the powers of attorney provided for in the Partnership Agreement and set forth below and (vi) makes the waivers and gives the approvals contained in the Partnership Agreement and the Depositary Agreement.

     The Applicant hereby constitutes and appoints the General Partner of the Partnership (and any successor by merger, transfer, election or otherwise) and each of the General Partner’s authorized officers and attorneys-in-fact, with full power of substitution as the Applicant’s true and lawful agent and attorney-in-fact, with full power and authority in the Applicant’s name, place and stead and for the Applicant’s use or benefit to make, execute, verify, consent to, swear to, acknowledge, make oath as to, publish, deliver, file and/or record in the appropriate public offices, (i) all certificates and other instruments, including, at the option of the General Partner, the Partnership Agreement and the Certificate of Limited Partnership of the Partnership and all amendments and restatements thereof, that the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Applicant has limited liability) in the State of Delaware and all jurisdictions in which the Partnership may or may intend to conduct business or own property; (ii) all other certificates, instruments and documents as may be requested by, or may be appropriate under the laws of any state or other jurisdiction in which the Partnership may or may intend to conduct business or own property; (iii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change or modification of this Agreement in accordance with the terms hereof; (iv) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to effectuate or reflect the dissolution, termination and

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liquidation of the Partnership pursuant to the terms of the Partnership Agreement; (v) any and all financing statements, continuation statements, mortgages or other documents necessary to grant to or perfect for secured creditors of the Partnership, including the General Partner and affiliates, a security interest, mortgage, pledge or lien on all or any of the Partnership assets; (vi) all instruments or papers required to continue the business of the Partnership pursuant to Article XIII of the Partnership Agreement; (vii) all instruments (including the Partnership Agreement and the Certificate of Limited Partnership of the Partnership and amendments and restatements thereof) relating to the admission of any partner pursuant to Article XI of the Partnership Agreement and (viii) all other instruments as the attorneys-in-fact or any one of them may deem necessary or advisable to carry out fully the provisions of the Partnership Agreement in accordance with its terms.

     The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of the Applicant and the transfer of all or any portion of the Applicant’s interest in the Partnership and shall extend to the Applicant’s heirs, successors, assigns and personal representatives.

Date	Signature of Applicant	Signature of Joint Applicant (if any)

Social Security or other taxpayer identification number of Applicant	Residence Address

Purchase Price (including commissions, if any)	City State Zip Code

Type of Entity (check one):

Individual	Partnership	Corporation

Trust	Tax Exempt	Other (specify)

If the Applicant is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof, or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Applicant is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, the above certification as to any person for whom the Applicant will hold the Depositary Unit shall be made to the best of the Applicant’s knowledge.

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